ATTACHED ARE TWO 77Q1 EXHIBITS:

(1) - 77Q1(a) Certificate of Amendment to Certificate of Statutory Trust of Phoenix-Oakhurst Strategic Allocation Fund:

(2) - 77Q1(e) Subadvisory Agreement dated January 1, 2005 between
Phoenix Strategic Allocation Fund and Engemann Asset Management:

 (1)

                           STATE OF DELAWARE

                       CERTIFICATE OF AMENDMENT
                  TO CERTIFICATE OF STATUTORY TRUST
                         OF PHOENIX-OAKHURST
                      STRATEGIC ALLOCATION FUND


This Certificate of Amendment is being executed as of January 3, 2005 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on August 17, 2000 pursuant to the Delaware
Statutory Trusts Act, 12 Del. C. section 3801 et. seq. (the "Act").

	The undersigned hereby certifies as follows:

1.	The name of the statutory trust is Phoenix-Oakhurst
Strategic Allocation Fund.

2.	The name of the statutory trust shall be amended by
the filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

Name:  The name of the statutory trust is Phoenix
Strategic Allocation Fund.

3.	Effective Date and Time:  This Certificate of
Amendment to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, have executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


		By: /s/ Daniel T. Geraci
		Name: Daniel T. Geraci
		Title:   President



(2)


                 PHOENIX STRATEGIC ALLOCATION FUND

                       SUBADVISORY AGREEMENT

                                                      January 1, 2005

Engemann Asset Management
600 North Rosemead Boulevard
Pasadena, California 91107-2133


RE:	Subadvisory Agreement

Ladies and Gentlemen:

Phoenix Strategic Allocation Fund (the "Fund") is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series, including the Phoenix Strategic Allocation Fund (hereafter referred to as the "Series").

Phoenix Investment Counsel, Inc. (the "Adviser") evaluates and recommends series advisers for the Series and is responsible for the day-to-day management of the Series.

1.	Employment as a Subadviser.  The Adviser, being duly
authorized, hereby employs Engemann Asset Management (the "Subadviser") as a discretionary series adviser to invest and reinvest the assets of the equity portion of the portfolio of the Series on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner in the Subadviser's performance hereunder.

2.	Acceptance of Employment; Standard of Performance.  The
Subadviser accepts its employment as a discretionary series adviser of the equity portion of the portfolio of the Series and agrees to use its best professional judgment to make investment decisions for the Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3.	Services of Subadviser.  In providing management services
to the Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the equity portion of the portfolio of the Series only, as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time and provided to the Subadviser by Adviser), and to any applicable investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Fund
(the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Fund's prior approval, effect any transactions that would cause the equity portion of the portfolio of the Series at the time of the transaction to be out of compliance with any of such restrictions or policies. The Adviser shall be responsible for monitoring compliance with the investment objectives, policies and restrictions of the Fund.

4.	Transaction Procedures.  The series transactions placed for
the Series by the Subadviser will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody.
The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser.
The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage.  The Subadviser shall have
authority and discretion to select brokers and dealers to execute Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of equity
securities for the Series, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Series, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Series, as to which the Subadviser exercises investment discretion, notwithstanding that the Series may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Series a lower commission on the particular transaction.

B.	The Subadviser shall not execute any securities
transactions for the Series with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Fund, the Subadviser or the Adviser without the prior written approval of the Fund. The Fund will provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Fund or Adviser.

6.	Proxies and Class Actions.  The Subadviser shall review all
the proxy solicitation materials it receives on behalf of
the Series.  Unless the Advisor or the Fund gives the
Subadviser written instructions to the contrary, the
Subadviser will, in compliance with the proxy voting
procedures of the Series then in effect, vote or abstain
from voting, all proxies received with respect to the
issuers of the equity securities in which assets of the
Series may be invested. The Advisor shall cause the
Custodian to forward promptly to the Subadviser all such
proxies upon receipt, so as to afford the Subadviser a
reasonable amount of time in which to determine how to vote
such proxies. The Subadviser agrees to provide the Advisor
with quarterly proxy voting reports in such form as the
Advisor may request from time to time.   The Subadviser
will not advise or act on behalf of the Series in regards to class actions filings, with respect to any securities held in the Series portfolio.

7.	Fees for Services.  The compensation of the Subadviser for
its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached
Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

8.	Limitation of Liability.  The Subadviser shall not be
liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Series and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act).

9.	Confidentiality.  Subject to the duty of the Subadviser and
the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadviser and the Fund in respect thereof.

10.	Assignment.  This Agreement shall terminate automatically
in the event of its assignment, as that term is defined in
Section 2(a)(4) of the Act. The Subadviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

11.	Representations, Warranties and Agreements of the
Subadviser.  The Subadviser represents, warrants and agrees that:

A.	It is registered as an "Investment Adviser" under the
Investment Advisers Act of 1940 ("Advisers Act").

B.	It will maintain, keep current and preserve on behalf
of the Series, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Series, and will be surrendered to the Series or to Adviser as agent of the Series promptly upon request of either.

C.	It has or shall adopt a written code of ethics
complying with the requirements of Rule 17j-l under the Act and will provide the Fund and Adviser with a copy of the code of ethics and evidence of its adoption. Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the "Code of Ethics"). Within
15 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to Adviser that the Subadviser has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there has been no violation of its code of ethics, or the Code of Ethics, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadviser shall permit the Fund and Adviser to examine the reports required to be made by the Subadviser under Rule 17j-l(c)(1) and this subparagraph.

D.	Reference is hereby made to the Declaration of Trust
dated August 17, 2000 establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Phoenix Strategic Allocation Fund" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12.	Amendment.  This Agreement may be amended at any time, but
only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, and D, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

13.	Effective Date; Term.  This Agreement shall become
effective on the date set forth on the first page of this Agreement, and shall continue in effect until the first meeting of the shareholders of the Series, and, if its renewal is approved at that meeting in the manner required by the Act, shall continue in effect thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section
15(a) of the Investment Company Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

14.	Termination.  This Agreement may be terminated by any
party, without penalty, immediately upon written notice to the other parties in the event of a breach of any provision thereof by a party so notified, or otherwise upon thirty
(30) days' written notice to the other parties, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties.

15.	Applicable Law.  To the extent that state law is not
preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

16.	Severability.  If any term or condition of this Agreement
shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17.	Certifications. The Subadviser hereby warrants and
represents that it will provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-SAR as required under the Sarbanes-
Oxley Act of 2002.

18.	Indemnification.  The Adviser agrees to indemnify and hold
harmless the Subadviser and the Subadviser's directors, officers, employees and agents from and against any and all losses, liabilities, claims, damages, and expenses whatsoever, including reasonable attorneys' fees
(collectively, "Losses"), arising out of or relating to (i) any breach by the Adviser of any provision of this Agreement; (ii) the negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Adviser; (iii) any violation by the Adviser of any law or regulation relating to its activities under this Agreement; and (iv) any dispute between the Adviser and any Fund shareholder, except to the extent that such Losses result from the gross negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Subadviser.


PHOENIX STRATEGIC ALLOCATION FUND

By: /s/ Frank Waltman
     Name:  Francis G. Waltman
     Title:    Senior Vice President

PHOENIX INVESTMENT COUNSEL, INC.

By: /s/ John H. Beers
     Name:  John H. Beers
     Title:    Vice President and Clerk


ACCEPTED:

ENGEMANN ASSET MANAGEMENT

By: /s/ Malcolm Axon
      Name: Malcolm Axon
      Title:   Chief Financial Officer


SCHEDULES:
A.	Operational Procedures
B.	Record Keeping Requirements
C.	Fee Schedule
D.	Subadviser Functions



                           SCHEDULE A

                      OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank and Trust Company (the "Custodian"), the custodian for the Series.

The Subadviser must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

1.	Purchase or sale;
2.	Security name;
3.	CUSIP number (if applicable);
4.	Number of shares and sales price per share;
5.	Executing broker;
6.	Settlement agent;
7.	Trade date;
8.	Settlement date;
9.	Aggregate commission or if a net trade;
10.	Interest purchased or sold from interest bearing security;
11.	Other fees;
12.	Net proceeds of the transaction;
13.	Exchange where trade was executed; and
14.	Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Series, the account must be a cash account. No margin accounts are to be maintained in the name of the Series. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report. This will normally be done by telex so that the Subadviser will know the amount available for investment purposes.




                           SCHEDULE B

           RECORDS TO BE MAINTAINED BY THE SUBADVISER

1.	(Rule 31a-1(b)(5))  A record of each brokerage order, and
all other series purchases and sales, given by the Subadviser on behalf of the Series for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.  The name of the broker;
B. The terms and conditions of the order and of any modifications or cancellations thereof;
C.  The time of entry or cancellation;
D.  The price at which executed;
E.  The time of receipt of a report of execution; and
F.  The name of the person who placed the order on behalf of the Fund.

2.	(Rule 31a-1(b)(9))  A record for each fiscal quarter,
completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Series securities placed by the Subadviser to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Shall include the consideration given to:
(i)	The sale of shares of the Fund by brokers or dealers.
(ii)	The supplying of services or benefits by brokers
or dealers to:
(a)	The Fund,
(b)	The Adviser (Phoenix Investment Counsel, Inc.)
(c)	The Subadviser, and
(d)	Any person other than the foregoing.
(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.
B.	Shall show the nature of the services or benefits made available.
C.	Shall describe in detail the application of any
general or specific formula or other determinant used
in arriving at such allocation of purchase and sale
orders and such division of brokerage commissions or
other compensation.
D.	The name of the person responsible for making the
determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-(b)(10))  A record in the form of an appropriate
memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f))  Such accounts, books and other documents
as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Series.

______________________________________
*Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadviser review.




                             SCHEDULE C

                          SUBADVISORY FEE

(a) For services provided to the Series, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of fee schedule as follows:

Phoenix Strategic Allocation Series  0.325% on the  first $1 billion
                                     0.30% on $1 billion to $2 billion
                                     0.275% on the excess over $2 billion

The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Series shall be valued as set forth in the then current registration statement of the Fund.

The subadvisory fees paid by the Adviser to the Subadviser will be based on the relative value of the portion of the Series portfolio managed by the Subadviser to the total value of the Series portfolio at each calendar month end.

For example, if at month end the value of the portion of the Series portfolio managed by the Subadviser is $50 million and the total value of the Series portfolio is $90 million then the Subadviser apportionment would be 55.6% ($50 million divided by $90 million)



                           SCHEDULE D

                      SUBADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the equity portion of the portfolio of the Series, the Subadviser shall provide, at its own expense:

(a)	An investment program for the equity portion of the
portfolio of the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Adviser;

(b)	Implementation of such investment program for the
Series based upon the foregoing criteria;

(c)	Quarterly reports, in form and substance acceptable to
the Adviser, with respect to: i) compliance with the Code of Ethics and the Subadviser's code of ethics;
ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of the equity portion of the portfolio of the Series in accordance with the then prevailing prospectus and statement of additional information pertaining to the Series and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered
"illiquid" for the purposes of complying with the Series' limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and, vi) the implementation of the Series' investment program, including, without limitation, analysis of Series performance as it relates to the equity portion of the portfolio;

(d)	Promptly after filing with the Securities and Exchange
Commission an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

(e)	Attendance by appropriate representatives of the
Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

(f)	Notice to the Trustees and the Adviser of the
occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act of 1940 or otherwise.